March 22, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the MerQube US Tech+ Vol Advantage Index due March 5, 2029

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The section entitled “Key Terms — Automatic Call” in the pricing supplement dated February 29, 2024, related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the following:

Automatic Call: If the closing level of the Index on any Review Date (other than the first, second, third and final Review Dates) is greater than or equal to the Call Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.  No further payments will be made on the notes.

CUSIP: 48134WB89

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-7 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated February 29, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000121390024019287/ea170972_424b2.htm

Product supplement no. 4-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

Underlying supplement no. 5-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029552/ea152733_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Amendment no. 1 to pricing supplement dated February 29, 2024 to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 5-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023